EXHIBIT 99.1

Contact: Phil McPherson, Chief Financial Officer, (949) 612-8040

For Immediate Release

CITADEL EXPLORATION CLOSES

$1.39 MILLION PRIVATE PLACEMENT

CALIFORNIA-FOCUSED E&P EXPECTS DRILLING TO COMMENCE LATE 1Q13

NEWPORT BEACH, CA (February 05, 2013): Citadel Exploration, Inc. (OTCBB: COIL) ("Citadel") announced today that it raised $1.39 million through a private placement of 4,086,000 shares of its common stock at a price of $0.34 per share.  No commissions were paid in connection with the private placement.  Gross proceeds to the Company will be approximately $1.39 million.

The proceeds from the private placement will be used to fund exploration and development of Citadel’s Rancho Grande prospect area in the San Joaquin Basin, its Project Indian located in the Salinas Basin, additional acreage acquisitions, and working capital.

Rancho Grande - San Joaquin Basin:  Citadel expects drilling will commence at its Rancho Grande prospect area in March along with its operating partner Sojitz Energy Ventures.  Sojitz Energy Ventures has leased 52,000 acres targeting conventional oil zones ranging from 1,500’ to 22,000’.  Citadel has agreed to participate on a prospect-by-prospect basis with varying working interests.  As drilling plans are finalized, Citadel will update the market on well locations, timing and final working interest net to Citadel. Permits have already been obtained on portions of Rancho Grande.

Project Indian - Salinas Basin: Located on 688 acre lease from Vintage Petroleum Inc. which is owned by Occidental Petroleum (NYSE: OXY). As operator, Citadel has proposed the drilling of a 5 well pilot program, with Citadel owning 60% working interest and Sojitz Ventures Inc. owning 40% working interest. The proposed pilot program has been engineered to test the economic viability of a thermal recovery development program of a shallow heavy oil reservoir (previous drilling records support 11-17 API oil.) Heavy oil such as Midway Sunset (MS) in California is currently receiving more than a $10.00 per barrel premium to West Texas Intermediate (WTI) prices, as displayed daily on Chevron’s (NYSE: CVX) website California Posted Oil Price. As a direct result of historically low natural gas prices and advances in development techniques and technology, the economics of shallow heavy oil are very favorable. Currently, 50% of California’s oil production comes from shallow heavy oil reservoirs, using thermal recovery. Citadel estimates that Project Indian has the potential to hold more than 100 million barrels of original oil in place (OOIP).  The proposed pilot program is in the final stages of permitting with the County of San Benito, Citadel Expects that operations on the lease will commence in the second quarter of 2013.

“This raise was a testament to the abilities of our recently hired CFO, Phil McPherson. He has solidified his position with this company and he continues to demonstrate a tireless work ethic,” said Armen Nahabedian, President and CEO of Citadel Exploration Inc. He continued, “The drilling programs we have ahead of us should generate terrific value for our shareholders if we are successful and we are eager to begin operations.”

About Citadel:

Citadel Exploration (OTCBB: COIL) is a pure-play California oil company with operations in the Salinas and San Joaquin Basins of California.  Citadel has a broad portfolio of capital investment opportunities arising from management’s extensive knowledge of the geology and the history of oil and gas exploration and development in California.

            For more information on the company, visit www.citadelexploration.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Citadel Exploration generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Citadel Exploration's Form 10-K for the fiscal year ended December 31, 2011 for a discussion of such risks, uncertainties and other factors.

Statements such as any perceived benefit from the raising of capital and the beginning of drilling and any other perceived benefits, involve risks and uncertainties, including, but not limited to our ability to successfully drill wells and extract resources, operate without adversely impacting the environment, our ability to adhere to safety measures, or other general economic conditions which would hinder our ability to operate effectively.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions, our ability to raise sufficient funding to finance our operations, the actual drilling results, adherence to regulations, and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.